Exhibit 11
                         Exolon-ESK Company and Subsidiaries
                          Computation of Earnings Per Share
                        (In Thousands, Except Per Share Data)


                                     Three Months Ended  Six Months Ended
                                          March 31,          June 30,
                                        1998      1997     1998     1997

          Net earnings                   $1,197   $1,348  $2,028    $2,840

          Less Preferred Stock
          Dividends:

               Series A                     (5)      (5)    (11)      (11)
               Series B                     (5)      (5)    (11)      (11)

          Undistributed earnings         $1,187   $1,338  $2,006    $2,818
          Net earnings attributable
          to:

               Common Stock (50.0%)         593      669   1,003     1,409

               Class A Common Stock
               (50.0%)                      594      669   1,003     1,409
                                         $1,187   $1,338  $2,006    $2,818

          Net earnings per share of
          Common Stock:
               Basic                      $1.23    $1.39   $2.08     $2.92

               Diluted                    $1.19    $1.34   $2.01     $2.84

          Net earnings per share of
          Class A Common Stock:

               Basic                      $1.16    $1.30   $1.96     $2.75

               Diluted                    $1.12    $1.26   $1.90     $2.68

          Weighted Average Shares
          Outstanding:
               Basic:

               Common Stock             482,000  482,000 482,000   482,000

               Class A Common Stock     513,000  513,000 513,000   513,000

               Diluted:

               Common Stock             504,000  504,000 504,000   504,000

               Class A Common Stock     535,000  535,000 535,000   535,000